Filed Pursuant to Rule 424(b)(3)
Registration No. 333-116044

PROSPECTUS SUPPLEMENT NO. 3
Dated June 7, 2007

2,104,558 ORDINARY SHARES
BLUEPHOENIX SOLUTIONS LTD.

        This Prospectus Supplement No. 3 amends and supplements the Prospectus dated March 15, 2005, as supplemented by Prospectus Supplement No. 1 dated October 31, 2006 and as further supplemented by Prospectus Supplement No. 2 dated February 27, 2007 (the “Prospectus”), of BluePhoenix Solutions Ltd. relating to the offer and sale from time to time by certain selling stockholders of up to 2,104,558 ordinary shares, 0.01 NIS par value per share (the “Ordinary Shares”).

        This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

        Investing in our Ordinary Shares involves a high degree of risk. See “Risk Factors” beginning on page 2 of the Prospectus.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        One of the selling stockholders, Omicron Master Trust, transferred its ordinary shares underlying the warrants to Portside Growth and Opportunity Fund, on April 10, 2007. The purpose of this Prospectus Supplement is to amend the Selling Stockholders table in order to reflect the transfer of the shares from Omicron to Portside. Accordingly, this Supplement No. 3 amends the Selling Stockholders table beginning on page 19 in the Prospectus by deleting the Omicron line and related footnote and by deleting the Portside line and related footnote and replacing it with the line and related footnote below. All other information in the Prospectus shall remain unchanged.

	Shares Beneficially Owned Prior to Offering		Shares Being Offered		Shares Beneficially Owned After Offering
Name of Beneficial Owner	Number	Percent			Number	Percent

Portside Growth and Opportunity Fund (11) (10)	252,132	1.61%	315,165	(9)	0	0

(11)	The percentage ownership set forth is based on 15,391,744 ordinary shares outstanding as of May 27, 2007. Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares. An affiliate of Ramius Capital is an NASD member. However, this affiliate will not sell any shares to be offered by Portside through the Prospectus and will receive no compensation whatsoever in connection with sales of shares by Portside through the Prospectus.